This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment dealer, stock broker, bank manager, trust company manager, accountant, lawyer or other professional advisor. No securities regulatory authority has expressed an opinion about the securities that are subject to the Offer and it is an offence to claim otherwise.
The Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.
January 20, 2006
NOTICE OF EXTENSION AND SUBSEQUENT OFFERING PERIOD
by
BARRICK GOLD CORPORATION
of its
OFFER TO PURCHASE
all of the outstanding common shares of
PLACER DOME INC.
on the basis of, at the election of each holder,
(a) US$22.50 in cash (the “Cash Alternative”); or
(b) 0.8269 of a Barrick common share and US$0.05 in cash (the “Share Alternative”)
for each common share of Placer Dome Inc.
subject, in each case, to pro ration as set out in the Offer
Barrick Gold Corporation (the “Offeror”) hereby gives notice that it is extending its offer (the “Original Offer”) dated November 10, 2005 to purchase all of the outstanding common shares (including those shares that are subject to CHESS Depositary Interests and International Depositary Receipts) of Placer Dome Inc. (“Placer Dome”), which includes common shares that may become outstanding after the date of the Offer but before the expiry time of the Offer upon conversion, exchange or exercise of options or convertible debentures or other securities of Placer Dome that are convertible into or exchangeable or exercisable for common shares, together with the associated rights (the “SRP Rights”) issued under the Shareholder Rights Plan of Placer Dome (collectively, the “Shares”), as previously extended by notice to the Depositary given on December 15, 2005 and as previously varied and extended by notice to the Depositary given on January 4, 2006, as set forth in the notice of variation and extension dated January 4, 2006, in order to extend the Original Offer to 6:00 p.m. (Toronto time) on February 3, 2006.
THE OFFEROR NOW OWNS APPROXIMATELY 81% OF THE
ISSUED AND OUTSTANDING SHARES OF PLACER DOME
THE OFFER HAS BEEN EXTENDED AND IS NOW OPEN FOR ACCEPTANCE UNTIL 6:00 P.M. (TORONTO TIME) ON FEBRUARY 3, 2006

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INTERMEDIARIES LIKELY HAVE ESTABLISHED TENDERING CUT-OFF TIMES THAT ARE UP TO
48 HOURS PRIOR TO THE EXPIRY TIME. SHAREHOLDERS MUST INSTRUCT THEIR BROKERS
OR OTHER INTERMEDIARIES PROMPTLY IF THEY WISH TO TENDER.
This extension constitutes a subsequent offering period under U.S. securities laws. This Notice of Extension and Subsequent Offering Period should be read in conjunction with the Original Offer and accompanying circular (the “Original Circular”) dated November 10, 2005, as amended by the notice of variation and extension dated January 4, 2006, (which together constitute the “Offer and Circular”). Except as otherwise set forth herein, the terms and conditions previously set forth in the Offer and Circular and the related Letter of Transmittal and Notice of Guaranteed Delivery continue to be applicable in all respects. All references to the “Offer” in the Offer and Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and this Notice of Extension and Subsequent Offering Period mean the Original Offer as amended hereby, and all references in such documents to the “Circular” mean the Original Circular as amended hereby. Unless the context requires otherwise, capitalized terms used herein but not defined herein have the respective meanings given to them in the Offer and Circular.
The Dealer Managers for the Offer are:

In Canada RBC Dominion Securities Inc. Merrill Lynch Canada Inc.	In the United States RBC Capital Markets Corporation Merrill Lynch, Pierce, Fenner & Smith Incorporated

      Shareholders who have validly deposited and not withdrawn their Shares need take no further action to accept the Offer. By notice to the Depositary given at 11:59 p.m. (Toronto time) on January 19, 2006, the Offeror has taken up and accepted for payment all of the Shares validly deposited and not withdrawn to the Original Offer on or before midnight (Toronto time) on January 19, 2006. Shareholders who wish to accept the Offer must properly complete and execute the Letter of Transmittal (printed on yellow paper) that accompanied the offer and circular dated November 10, 2005 (or a manually signed facsimile thereof) and deposit it, together with the certificates representing their Shares and all other required documents, with CIBC Mellon Trust Company (the “Depositary”) or Mellon Investor Services LLC (the “U.S. Forwarding Agent”) at any of the offices set out in the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may (1) accept the Offer in the United States by following the procedures for book-entry transfer of Shares described under “Manner of Acceptance — Acceptance by Book-Entry Transfer in the United States” in Section 3 of the Offer; or (2) accept the Offer where the certificates representing the Shares are not immediately available, or if the certificates and all of the required documents cannot be provided to the Depositary or the U.S. Forwarding Agent before the Expiry Time, by following the procedures for guaranteed delivery described under “Manner of Acceptance — Procedure for Guaranteed Delivery” in Section 3 of the Offer using the Notice of Guaranteed Delivery (printed on pink paper) (or a manually signed facsimile thereof) that accompanied the offer and circular dated November 10, 2005. Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Shares directly with the Depositary or the U.S. Forwarding Agent or if they make use of the services of a member of the Soliciting Dealer Group to accept the Offer.
      Questions and requests for assistance may be directed to the Dealer Managers, the Depositary, the U.S. Forwarding Agent or the Information Agents. Additional copies of this document, the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Dealer Managers, the Depositary, the U.S. Forwarding Agent or the Information Agents at their respective addresses shown on the last page of this document.
      This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
      Certain information included herein, including any information as to our future financial or operating performance and other statements that express management’s expectations or estimates of future performance, constitute “forward-looking statements”. The words “expect”, “will”, “intend”, “estimate” and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management are inherently subject to significant business, economic and competitive uncertainties and contingencies. The Offeror cautions the reader that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual financial results, performance or achievements of the Offeror to be materially different from the Offeror’s estimated future results, performance or achievements expressed or implied by those forward-looking statements and the forward-looking statements are not guarantees of future performance. These risks, uncertainties and other factors include, but are not limited to: changes in the worldwide price of gold or certain other commodities (such as fuel and electricity) and currencies; ability to successfully integrate acquired assets; legislative, political or economic developments in the jurisdictions in which the Offeror carries on business; operating or technical difficulties in connection with mining or development activities; the speculative nature of gold exploration and development, including the risks of diminishing quantities or grades of reserves; and the risks involved in the exploration, development and mining business. These factors are discussed in greater detail in the Offeror’s Form 40-F/Annual Information Form on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities.
      The following factors, among others, related to the business combination of the Offeror and Placer Dome could cause actual results to differ materially from the forward-looking statements: the Barrick Common Shares issued in connection with the Offer may have a market value lower than expected; the business of the Offeror and Placer Dome may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; and the expected combination benefit from the Offeror/ Placer Dome transaction may not be fully realized or not realized within the expected time frame. See “Strategic Rationale” in Section 4 of the Circular, “Purpose of the Offer” in Section 5 of the Circular, “Plans for Placer Dome” in Section 6 of the Circular and “Business Combination Risks” in Section 7 the Circular. These factors are not intended to represent a complete list of the factors that could affect the Offeror and the combination of the Offeror and Placer Dome. Additional factors are noted elsewhere in the Offer and Circular and in documents incorporated by reference in the Offer and Circular.
      The Offeror disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except to the extent required by applicable Law.
NOTICE TO SHAREHOLDERS IN CANADA
      The Offeror presents its financial statements in U.S. dollars and its financial statements are prepared in accordance with United States generally accepted accounting principles, or U.S. GAAP. As financial information in the Offer and Circular and in this Notice of Extension and Subsequent Offering Period has been prepared in accordance with U.S. GAAP, it may not be comparable to financial data prepared by other Canadian companies.
NOTICE TO SHAREHOLDERS IN THE UNITED STATES
      The Offer is made for the securities of a Canadian issuer and by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare the Offer and Circular and the Notice of Extension and Subsequent Offering Period in accordance with the disclosure requirements of Canada. Shareholders should be aware that such requirements are different from those of the United States.
      Shareholders in the United States should be aware that the disposition of Shares and the acquisition of Barrick Common Shares by them as described in the Offer and Circular may have tax consequences both in the United States and in Canada. Such consequences may not be fully described in the Offer and Circular and such Shareholders are encouraged to consult their tax advisors. See “Canadian Federal Income Tax Considerations” in Section 22 of the Circular and “United States Federal Income Tax Considerations” in Section 23 of the Circular.
      The enforcement by Shareholders of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Offeror is incorporated under the laws of the Province of Ontario, Canada, that some or all of its officers and directors may be residents of a foreign country, that some or all of the experts named in the Offer and Circular may be residents of a foreign country and that all or a substantial portion of the assets of the Offeror and said persons may be located outside the United States.
      THE SECURITIES OFFERED PURSUANT TO THE OFFER AND CIRCULAR HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR OR THIS NOTICE OF EXTENSION AND SUBSEQUENT OFFERING PERIOD. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.
NOTICE TO SHAREHOLDERS IN AUSTRALIA
      The Offer is not regulated by Chapter 6 of the Corporations Act(Australia), but rather pursuant to the applicable requirements of Canada. Australian Shareholders and CDI Holders should be aware that these requirements are different from those of Australia. Refer also to the “Notice to Shareholders in Australia” in the offer and circular dated November 10, 2005.
NOTICE TO HOLDERS OF OPTIONS AND CONVERTIBLE DEBENTURES
      The Offer, as amended by this Notice of Extension and Subsequent Offering Period, is made only for Shares and is not made for any stock options (“Options”), debentures convertible into Shares (“Convertible Debentures”) or other rights to acquire Shares (other than SRP Rights). Any holder of such Options, Convertible Debentures or other rights to acquire Shares who wishes to accept the Offer should, to the extent permitted by the terms of the security and applicable Law, exercise the Options, convert the Convertible Debentures or otherwise exercise such rights in order to obtain certificates representing Shares and deposit those Shares pursuant to the Offer. Any such exercise or conversion must be completed sufficiently in advance of the Expiry Time to assure the holder of such Options, Convertible Debentures or other rights to acquire Shares that the holder will have certificates representing the Shares received on such exercise or conversion available for deposit before the Expiry Time, or in sufficient time to comply with the procedures referred to under “Manner of Acceptance — Procedure for Guaranteed Delivery” in Section 3 of the Offer. If a holder of Options does not exercise such Options before the Expiry Time, such Options will remain outstanding in accordance with their terms and conditions, including with respect to term to expiry and exercise prices, except that, to the extent permitted, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction an option to acquire Shares will become an option or right to acquire a number of Barrick Common Shares, and/or in some cases receive a cash payment, as determined in accordance with the terms of the Option. If a holder of Convertible Debentures does not convert such Convertible Debentures before the Expiry Time, such Convertible Debentures will remain outstanding in accordance with their terms and conditions, including with respect to maturity, except that, to the extent permitted, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, a Convertible Debenture may become convertible into a number of Barrick Common Shares to be determined in accordance with the terms of the Convertible Debentures. Holders of Options are encouraged to refer to “Information for Holders of Placer Dome Options” in the Placer Dome directors’ circular that accompanied the notice of variation and extension dated January 4, 2006.
EXCHANGE RATES
      Unless otherwise indicated, all references to “$” or “dollars” in this Notice of Extension and Subsequent Offering Period refer to U.S. dollars.
      The following table sets forth, for the periods indicated, certain information with respect to the rate of exchange for one U.S. dollar expressed in Canadian dollars:

	Year Ended December 31,

	2005	2004	2003	2002	2001

Average rate for period(1)	1.2116	1.3015	1.4015	1.5704	1.5484
Rate at end of period(2)	1.1659	1.2036	1.2924	1.5796	1.5926

(1)	Represents the period average of the noon rates as reported by the Bank of Canada.

(2)	Represents the noon rates as reported by the Bank of Canada on the last trading day of the period.
     On January 19, 2006, the noon rate of exchange as reported by the Bank of Canada for one U.S. dollar expressed in Canadian dollars was $1.1657.

NOTICE OF EXTENSION AND SUBSEQUENT OFFERING PERIOD
January 20, 2006
TO:  THE SHAREHOLDERS OF PLACER DOME
      This Notice of Extension and Subsequent Offering Period (the “Notice of Extension”) amends and supplements the Offer and Circular pursuant to which the Offeror is offering to purchase, on the terms and subject to the conditions contained therein, all of the outstanding Shares, which includes Shares that may become outstanding after the date of the Offer but before the expiry time of the Offer upon conversion, exchange or exercise of options, convertible debentures or other securities of Placer Dome that are convertible into or exchangeable or exercisable for Shares, as well as the Letter of Transmittal and Notice of Guaranteed Delivery.
      Except as otherwise set forth in this Notice of Extension, the terms and conditions previously set forth in the Offer and Circular, Letter of Transmittal and Notice of Guaranteed Delivery continue to be applicable in all respects. This Notice of Extension should be read in conjunction with the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery.
      All references to the “Offer” in the Offer and Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and this Notice of Extension mean the Original Offer as amended by the notice of variation and extension dated January 4, 2006 and hereby and all references in such documents to the “Circular” mean the Original Circular as amended by the notice of variation and extension dated January 4, 2006 and hereby. Capitalized terms used in this Notice of Extension and not defined herein that are defined in the Offer and Circular have the respective meanings ascribed thereto in the Offer and Circular.
1.   Recent Developments
      As of midnight (Toronto time) on January 19, 2006, approximately 358 million Shares (representing approximately 81% of the issued and outstanding Shares and 78% of the Shares on a fully diluted basis) had been validly deposited to the Offer and not withdrawn. By notice to the Depositary given at 11:59 p.m. (Toronto time) on January 19, 2006, the Offeror has taken up and accepted for payment all of such Shares. The Offeror has agreed in the Support Agreement to pay for such Shares no later than January 23, 2006.
      The Maximum Cash Consideration and the Maximum Share Consideration have been allocated in accordance with the Offer and Circular to those Shareholders whose Shares have been taken up. In consideration for the acquisition of the Shares taken up on January 19, 2006, the Offeror will pay an aggregate of approximately $992 million in cash and issue approximately 260 million Barrick Common Shares in the aggregate. The Offeror was advised by Placer Dome that the number of Shares outstanding on a fully diluted basis at the close of business on January 19, 2006 was approximately 458.4 million.
2.   Extension of the Offer/ Subsequent Offering Period
      By notice to the Depositary given on January 19, 2006 and a press release issued by the Offeror, the Offeror extended the expiry of the Original Offer from midnight (Toronto time) on January 19, 2006 to 6:00 p.m. (Toronto time) on February 3, 2006. Accordingly, the definitions of “Expiry Date” and “Expiry Time” in the “Definitions” section of the Offer and Circular are deleted and replaced by the following:

“Expiry Date” means February 3, 2006 or such later date or dates as may be fixed by the Offeror from time to time as provided under “Extension, Variation or Change in the Offer” in Section 5 of the Offer;

“Expiry Time” means 6:00 p.m. (Toronto time) on the Expiry Date, or such other time or times as may be fixed by the Offeror from time to time as provided under “Extension, Variation or Change in the Offer” in Section 5 of the Offer;
      In addition, all references to midnight (Toronto time) and January 19, 2006 in the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery are amended to refer to 6:00 p.m. (Toronto time) and February 3, 2006, respectively.
      This extension constitutes a “subsequent offering period” under U.S. securities laws. Shares deposited pursuant to the Offer prior to midnight (Toronto time) on January 19, 2006, may no longer be withdrawn.
      The amount of cash and Barrick Common Shares available to be paid to Shareholders depositing their Shares during this extension will be the same on a per Share basis as the amount that was available to Shareholders whose Shares have been taken up. As a result of pro ration, the mix of cash and Barrick Common Shares received by a

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Shareholder electing the Cash Alternative or the Share Alternative who deposits Shares during this extension may not be the same mix of cash and Barrick Common Shares received by a Shareholder who made the same election and whose Shares have been taken up. On each Take-Up Date, the applicable cash and share consideration will be allocated to Shareholders who elected either the Cash Alternative or the Share Alternative in the manner described in the Offer and Circular.
      The Offeror intends to acquire all of the outstanding Shares not tendered to the Offer by the Expiry Time by way of a Compulsory Acquisition or a Subsequent Acquisition Transaction, as described in “Acquisition of Shares Not Deposited Pursuant to the Offer” in Section 21 of the Circular.
      In light of the acquisition by the Offeror of approximately 81% of the issued and outstanding Shares, the Offeror anticipates substantially reduced trading levels will now occur in the Shares relative to historical norms. The Offer has been extended to allow Shareholders who tender by the Expiry Time to receive prompt payment for their Shares. The Offeror intends to acquire all Shares not tendered to the Offer pursuant to a Compulsory Acquisition or Subsequent Acquisition Transaction during approximately the next 30 to 90 days.
3.   Time for Acceptance
      The Offer is now open for acceptance until 6:00 p.m. (Toronto time) on February 3, 2006.
4.   Manner of Acceptance
      Shares may be deposited to the Offer in accordance with the provisions of Section 3 of the Offer, “Manner of Acceptance”.
5.   Take up of and Payment for Deposited Shares
      The Offeror will take up and pay for Shares validly deposited to the Offer and not withdrawn as set forth in “Take up of and Payment for Deposited Shares” in Section 6 of the Offer. Any Shares deposited to the Offer after midnight (Toronto time) on January 19, 2006 but before the Expiry Time will be taken up and paid for promptly, and in any event within ten days of such deposit.
6.   Right to Withdraw Deposited Shares
      Shareholders have the right to withdraw Shares deposited pursuant to the Offer under the circumstances and in the manner described in Section 7 of the Offer, “Right to Withdraw Deposited Shares”. Shareholders will maintain their right to withdraw their Shares at any time during the subsequent offering period until the Shares so deposited are taken up by the Offeror.
7.   Consequential Amendments to the Offer and Circular and Other Documents
      The Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery are amended to the extent necessary to reflect the amendments contemplated by, and the information contained in, this Notice of Extension.
8.   Offerees’ Statutory Rights
      Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.
9.   Directors’ Approval
      The contents of this Notice of Extension have been approved, and the sending thereof to the securityholders of Placer Dome has been authorized, by the board of directors of the Offeror.

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AUDITORS’ CONSENT
      We have read the Notice of Extension and Subsequent Offering Period of Barrick Gold Corporation dated January 20, 2006, relating to the Offer and Circular furnished with Barrick Gold Corporation’s Offer dated November 10, 2005 (the “Offer and Circular”) as amended by the Notice of Variation and Extension dated January 4, 2006, (the “Notice of Variation and Extension”) to purchase all of the outstanding common shares of Placer Dome Inc. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.
      We consent to the incorporation by reference in the Offer and Circular of our report to the shareholders of Barrick Gold Corporation (the “Company”) on the consolidated balance sheets of the Company as at December 31, 2004 and 2003 and the consolidated statements of income, cash flows, shareholders’ equity and comprehensive income for each of the years in the three-year period ended December 31, 2004, prepared in accordance with U.S. generally accepted accounting principles. Our report is dated March 15, 2005.
      We also consent to the use in the Notice of Variation and Extension of our report dated January 4, 2006 to the Board of Directors of the Company on the pro forma consolidated balance sheet as at September 30, 2005 and pro forma consolidated statements of income for the nine months then ended and for the year ended December 31, 2004.
(signed) PricewaterhouseCoopers LLP
Chartered Accountants
Chartered Accountants
Toronto, Ontario
January 20, 2006

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APPROVAL AND CERTIFICATE OF BARRICK GOLD CORPORATION
      The contents of this Notice of Extension have been approved, and the sending thereof to the securityholders of Placer Dome has been authorized, by the board of directors of the Offeror.
      The foregoing, together with the offer and circular dated November 10, 2005 and the notice of variation and extension dated January 4, 2006, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it is made. In addition, the foregoing, together with the offer and circular dated November 10, 2005 and the notice of variation and extension dated January 4, 2006, does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the Offer or to be distributed.
DATED: January 20, 2006

(signed) Gregory C. Wilkins President and Chief Executive Officer	(signed) Jamie C. Sokalsky Executive Vice President and Chief Financial Officer
On behalf of the Board of Directors

(signed) Peter Munk Director	(signed) C. William D. Birchall Director

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The Depositary for the Offer is:
CIBC Mellon Trust Company

By Mail P.O. Box 1036 Adelaide Street Postal Station Toronto, Ontario M5C 2K4	By Registered Mail, by Hand or by Courier 199 Bay Street Commerce Court West Securities Level Toronto, Ontario M5L 1G9
Telephone: (416) 643-5500
Toll Free: 1-800-387-0825
E-Mail: inquiries@cibcmellon.com
The U.S. Forwarding Agent is:
Mellon Investor Services LLC
By Mail, Registered Mail, by Hand or by Courier
120 Broadway, 13th Floor
New York, New York 10027
Toll Free: 1-800-777-3674
The Dealer Managers for the Offer are:

In Canada RBC Dominion Securities Inc. 200 Bay Street, 4th Floor Royal Bank Plaza, South Tower Toronto, Ontario M5J 2W7 Telephone: (416) 842-7517 Toll Free: 1-866-293-4855	In the United States RBC Capital Markets Corporation Two Embarcadero Center Suite 1200 San Francisco, California 94111 Toll Free: 1-866-293-4855

Merrill Lynch Canada Inc. 181 Bay Street, 4th Floor Toronto, Ontario M5J 2V8 Telephone: (416) 369-2888	Merrill Lynch, Pierce, Fenner & Smith Incorporated 1400 Merrill Lynch Drive MSC-0401N Pennington, New Jersey 08534 Telephone: (609) 818-8000 Toll Free: 1-877-653-2948
The Information Agents for the Offer are:

For Shareholders in Canada	For Shareholders in the U.S. and other locations

The Exchange Tower
130 King Street West, Suite 2950
Toronto, Ontario
M5X 1C7
Toll Free: 1-866-877-2571
shareholder@kingsdalecapital.com
Facsimile: (416) 867-2271
Toll Free Facsimile: 1-866-545-5580
Canadian Banks and Brokers Call Collect: (416) 867-2342	105 Madison Avenue New York, New York 10016 proxy@mackenziepartners.com Telephone: (212) 929-5500 (call collect) Toll Free: 1-800-322-2885 (English) Toll Free: 1-888-405-1217 (French)
Any questions and requests for assistance may be directed by holders of Shares to the Depositary, the U.S. Forwarding Agent, the Dealer Managers or the Information Agents at their respective telephone numbers and locations set out above. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.